Board of Directors
Entertainment is US
c/o Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas 21st Floor
NEW YORK NY 10018
UNITED STATES OF AMERICA
Attention: Richard Friedman

Via Fax: 0011.1.2129309725

Dear Richard,

I hereby tender my resignation as Director and Chief Financial Officer and wish it recorded in the SEC filings that I am tendering my resignation for the following reasons:

1.  I  can  no  longer   properly   carry  out  my   Directors   and   Fiduciary
Responsibilities because the Chairman and C.E.O. Mr. Kanayama refuses to consult on, disclose or discuss company business with me.

2. I am concerned that the Chairman and C.E.O Mr. Kanayama is acting in a conflict of interest to all shareholders.

3. I am concerned that the Chairman and C.E.O Mr. Kanayama has caused misleading and mischievous filings and statements to he made to the market which has not been in the interests of the company and or all shareholders. These filing were made without any consultation with me.

4. I can no longer work with Mr. Kanayama as Chairman and C.E.O in a constructive and productive manner.

As mentioned above I require that the reasons for my resignation be stated in the Form 8K filing.

In addition, I advise that I have instructed my American Attorney Mr. Stuart Grant to commence proceedings against the company for my fees, expenses and shares that have not be paid or issued. A copy of my claim shall be forwarded to your office.



Gary Stewart
8th June, 2006